Exhibit 10.1

CONSULTING SERVICES AGREEMENT

October 9, 2026

Mr. Tyler Gates

Chief Executive Officer

Brightline Interactive, Inc.

21475 Red Rum Drive

Suite 242

Ashburn, VA 20147

Dear Mr. Gates,

Thank you for the opportunity to present our attached agreement for consulting services for Brightline Interactive, Inc.

CXO Partners provides on-demand interim C-suite executives and expertise and staff to our clients. I will be the CXO Partners partner managing this overall relationship.

We look forward to working with you and your Brightline team.

William J. Keneally

Partner

cc:	Mr. Chris Murillo – HS&E

Mr. Joe Ceccarelli – Brightline
Ms. Liz Shaw - Brightline

Project Summary:

PROJECT BACKGROUND

Brightline Inactive, Inc., formerly The Glimpse Group, Inc., (“Client”) currently requires outsourced Chief Financial Officer consulting services.

GOALS & OBJECTIVES

Under this consulting agreement, CXO Partners will provide the above-mentioned outsourced Chief Financial Officer consulting services.

Timing, Scope and Staffing:

Under a prior agreement, the above-described services were provided at a fixed fee of $6,000 per month for April 15 through June 15, 2026.

Effective June 16, 2026, this fixed fee is $15,000 per month and this agreement terminates on February 15, 2027.

For June 16, 2026, through September 15, 2026, $18,000 has been prepaid against this fee leaving $27,000 to be invoiced and due upon the signing of this agreement.

The subsequent $15,000 invoices under this agreement will be

Invoice and due date - October 15, 2026 – for consulting services September 16 to October 15, 2026

Invoice and due date – November 15, 2026 – for consulting services October 16 to November 15, 2026

Invoice and due date - December 15, 2026 – for consulting services November 16 to December 15, 2026

Invoice and due date – January 15, 2027 – for consulting services December 16. 2026 to January 15, 2027

Invoice and due date – February 15, 2027 – for consulting services January 16 to February 15, 2027

This Agreement is made by CXO Partners and Brightline Interactive, Inc. signed and dated on October 9, 2026 (the “Agreement”).

The undersigned hereby acknowledges and agrees that this Agreement and all work to be performed hereunder shall be subject to all terms and conditions of Consulting Services Agreement between Client and CXO Partners, which Agreement is specifically incorporated by reference as though set forth fully herein.

TERMS AND CONDITIONS

1. Consulting Services

TechCXO, LLC; TechCXO Florida, LLC; TechCXO Tennessee, LLC; and TechCXO Texas, LLC (collectively, TechCXO) d/b/a CXO Partners (“CXO Partners”) will provide consulting services and executive talent pursuant to the scope of services provided in the accompanying proposal or statement of work (“SOW”) attached as Exhibit A or otherwise made a part of this Agreement, and under the terms and conditions of this Consulting Services Agreement (collectively, the “Agreement”), effective as of the date fully signed below. Any changes to the Agreement shall be documented and approved by CXO Partners and Client in writing and attached to the Agreement.

2. Status of Parties

CXO Partners and its partners, principals, employees, agents, and subcontractors (collectively, “Consultants”) shall be, and at all times during this Agreement shall remain, an independent contractor in relationship to the Client. Consultants shall not have any rights to the Client’s employee benefits, including, but not limited to, worker’s compensation benefits, and in no event is any contract of agency or employment intended by this Agreement. Consultants shall have no authority to bind, obligate, or commit the Client by any agreement, promise, or representation in any manner whatsoever; except (i) to the extent authorized by the Client’s Board of Directors or authorized executives in writing, or (ii) that. Consultants may act as agents of the Client for the limited purpose of facilitating communications with the Client’s legal counsel.

3. Term of Agreement

The initial term of this Agreement shall be one (1) year from the date executed, unless specifically stated otherwise in writing, and shall renew for subsequent one (1) year terms. The parties may terminate the engagement as outlined in Section 12.

4. Fees, Invoicing and Payment

CXO Partner’s fees (hourly and fixed) and payment terms are stated in the SOW. Bill rates are subject to an automatic annual rate increase of up to 5%, for which Client will be notified 30 days prior to such rate increase. Invoices will normally be issued on a semi-monthly basis, unless otherwise provided. Fees for services shall be payable when invoiced and shall be deemed overdue if they remain unpaid 31 days after the date of invoice. Overdue fees shall be subject to a late payment of one- and one-half percent (1.5%) per month for each month where payment is not received. Client’s failure to make timely payments under this Agreement may be considered by CXO Partners a material breach of this Agreement, which may result in suspension of consulting services to Client. If any invoices remain unpaid for 60 days, CXO Partners will cease the work of any CXO Partners non partner consultants until such time all invoices are current.

If Client’s procedures require that an invoice be submitted against a purchase order before payment can be made, Client will be responsible for issuing such purchase order 30 days before the payment due date. If CXO Partners has to collect past due sums under this agreement, then it shall also be entitled to collect its reasonable collection costs, interest and attorney’s fees. Payments are due regardless of any third-party action or responsibilities of Client. Remit to Address: TechCXO, LLC, 1911 Grayson Hwy. Ste 8-122, Grayson, GA 30017.

5. Client Obligations

As part of the engagement under this Agreement, Client will furnish or make available any company plans, product information, financial information, and other relevant resources, and provide access to necessary personnel, as requested by CXO Partners to enable the performance of the consulting services. CXO Partners’ fees are based on anticipated cooperation from Client personnel and the assumption that unexpected circumstances will not be encountered during the engagement. Other resources, such as Internet access while present on Client premises and adequate workspace facilities, shall be as agreed with Client. If significant unexpected circumstances occur, the parties will discuss a new fee estimate before CXO Partners incurs additional costs.

6. Changes in Scope

The scope of the engagement is stated in the SOW and shall be the only services provided under this Agreement. In the event that Client seeks to change the scope of the engagement, Client shall discuss such proposed changes with CXO Partners. If CXO Partners elects to perform such changes to the engagement, the parties shall work together in good faith to come to new terms on the scope of the engagement. Any changes in scope shall be mutually agreed upon in writing prior to commencement of the change. This includes any required changes in engagement responsibilities, fees and schedule. CXO Partners shall not be obligated to perform any differing or additional consulting services unless the parties have mutually agreed upon and executed a written change order or amendment to this Agreement. CXO Partners shall be entitled to an adjustment in fees based on the change in scope of the engagement. CXO Partners will provide an estimate for the change in a timely manner and the Client shall approve or disapprove this change in a timely manner.

7. Taxes

The fees quoted in the accompanying proposal or work order do not include taxes. If CXO Partners is required to pay any federal, state, or local taxes based on the services provided under this Agreement, such taxes, except taxes based on CXO Partners’ income, shall be billed to and paid by the Client.

8. Rights to Work Product

All deliverables under this Agreement shall be considered works-made-for-hire (“Deliverables”) and all ownership rights relating to the Deliverables shall vest in Client. Nothing herein shall be construed to grant CXO Partners any right or license to use the confidential, proprietary information of Client. Notwithstanding the provisions of this section, any intellectual or other property, including but not limited to tools, business processes, work products, methodologies, techniques, trade secrets, works of authorship, standard training material, courseware, third party or open source software, or content which (i) is not customized specifically for Client; (ii) does not contain any Client confidential or proprietary information; and (iii) was developed by CXO Partners prior to the execution of this Agreement and used in the performance of its obligations in creating the Deliverables pursuant to this Agreement (“CXO Partners Property”), belongs to and remains the property of CXO Partners. CXO Partners hereby grants to Client a worldwide, nonexclusive, irrevocable, perpetual, royalty-free license to use, copy, distribute, display, modify and make derivative works of all such CXO Partners property as part of the Deliverables.

9. Artificial Intelligence Tools

CXO Partners may use artificial intelligence tools (“AI Tools”) in performing services and preparing Deliverables, and Client consents to such use subject to this Section. CXO Partners will not input Client Confidential Information into any AI Tool unless that tool is contractually required to keep the information confidential, not use it to train its models, and limit its retention and further disclosure. CXO Partners will use commercially reasonable efforts to comply with any written AI policy that Client provides prior to the services being performed. Client may direct that AI Tools not be used in connection with specified projects, matters, or categories of information, and CXO Partners shall comply with such direction.

AI Tools assist, and do not replace, the professional judgment of CXO Partner’s Consultants. CXO Partners reviews AI-assisted work for accuracy and quality before delivery, in accordance with the professional standards set forth in the Warranty and Disclaimers section.

The assignment in the Rights to Work Product section applies to AI-assisted Deliverables to the extent they are protectable and assignable. CXO Partners does not warrant that any AI-assisted Deliverable qualifies for intellectual property protection or is free of third-party rights, except to the extent of its commercially reasonable efforts. AI Tools, prompts, model configurations, and related methodologies used by CXO Partners remain CXO Partner’s Property.

10. Warranty and Disclaimers

CXO Partners warrants that its services provided pursuant to this Agreement will be performed in a timely and professional manner consistent with generally accepted industry standards. Any modifications made to work products or services provided by CXO Partners that are not authorized and executed by CXO Partners shall void the warranty.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, CXO PARTNERS EXPRESSLY DISCLAIMS AND CLIENT EXPRESSLY WAIVES ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, ALL SERVICES AND DELIVERABLES ARE PROVIDED “AS IS.” CXO PARTNERS IS PROVIDING SERVICES TO ASSIST CLIENT. CLIENT IS RESPONSIBLE FOR REVIEWING THE DELIVERABLES TO ENSURE THEIR ACCURACY AND COMPLETENESS AND FOR THE RESULTS OBTAINED FROM ITS USE OF THE DELIVERABLES.

11. Limitation of Remedies

Client’s sole and exclusive remedy for any claim against CXO Partners and its Consultants with respect to the quality of the services provided by CXO Partners under this Agreement shall be, at CXO Partners’ option, re-performance of the consulting services or termination of the engagement and return of the portion of the fees paid to CXO Partners by Client for the nonconforming portion of the consulting services

In order to receive warranty remedies, deficiencies in the services must be reported to CXO Partners in writing within 60 days of completion of that portion of the services. In the absence of any such notice, the services shall be deemed satisfactory to and accepted by Client.

12. Termination of Agreement

Unless stated otherwise in the proposal or statement of work applicable to the services under this Agreement, either party can terminate this Agreement without cause upon sixty (60) days written notice to the other party prior to the expiration of the then-current term. Either party can terminate this Agreement for cause if either party considers the other party is not performing its obligations in accordance with the terms of this Agreement and provides written notice to the other party of such non-performance. The party receiving such written notice will have fifteen (15) days from the date of notice receipt to correct the situation. If the situation is not corrected, the Agreement can be terminated immediately upon written notice. Upon termination of this Agreement, CXO Partners will immediately cease performing any consulting services, and Client will pay CXO Partners for all services provided and expenses incurred through the date of termination.

13. CXO Partners Consultants

Client acknowledges and agrees that CXO Partners shall have the right, in its sole discretion, to remove or reassign its Consultants who are assigned to provide services under the Consulting Services Agreement. CXO Partners agrees to notify Client before such removal or reassignment if such notice is possible. In the event Client believes that any CXO Partners Consultant is failing to perform the services in a satisfactory manner or believes that the Consultant is not technically qualified, Client shall notify CXO Partners as to the reasons for such failure. Upon receipt of notice or as soon as reasonably practical thereafter, Client and CXO Partners shall mutually determine the best course of action to take to resolve such failure, which action may include replacing such Consultant at no cost to Client. Should Client request that a CXO Partners Consultant be replaced for any reason other than job performance or technical qualification, an additional cost may be assessed to Client. This cost will be mutually agreed to in writing prior to replacement of the Consultant.

Due to the limited nature of CXO Partners’ engagement, unless expressly stated in the accompanying SOW, CXO Partners and its Consultants shall not be solely responsible for the financial and accounting functions of Client, or other regulatorily required functions, even if acting in a “CFO” or similar or other executive role. CXO Partners and its Consultants are acting solely in a consulting capacity (in all functions, financial, regulatorily required or otherwise), and the scope of the engagement is expressly limited to the responsibilities set forth in the accompanying proposal or work order.

14. Force Majeure

Neither party shall be responsible for any failure to perform or delay in performing any of its obligations under this Agreement where and to the extent that such failure or delay results from causes outside the reasonable control of the party. Such causes shall include, without limitation, Acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, freight embargoes, civil commotions, or the like. Notwithstanding the above, strikes and labor disputes shall not constitute an excusable delay for either party under this Agreement.

15. Non-Solicitation

Each party agrees not to solicit, offer, or promise employment or employ the other party’s employees, partners, principals, consultants or contractors, or agents during the term of the Agreement and for a period of one (1) year following termination of this Agreement for any reason, unless prior written consent is received from the non-hiring or non-contracting party. In the event an such person is solicited, offered employment, hired or contracted in violation of this Agreement, the breaching party shall pay to the other party as liquidated damages a fee equal to 33% of such person’s yearly compensation within 30 days of written notice of such violation.

16. Limitation of Liability

UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY (WHETHER IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE) WILL EITHER PARTY TO THIS AGREEMENT, OR THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR CONSULTANTS BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER SIMILAR DAMAGES, INCLUDING LOST PROFITS, LOST SALES, LOST FUNDING OR INVESTMENT, LOST BUSINESS, LOST DATA, BUSINESS INTERRUPTION OR ANY OTHER LOSS INCURRED BY THE OTHER PARTY OR SUCH THIRD PARTY IN CONNECTION WITH THIS AGREEMENT OR THE CONSULTING SERVICES, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

CLIENT AGREES THAT CXO PARTNERS’ TOTAL LIABILITY ARISING OUT OF THIS AGREEMENT SHALL IN NO EVENT EXCEED THE FEES PAID BY CLIENT TO CXO PARTNERS PRIOR TO THE FIRST EVENT OR OCCURRENCE GIVING RISE TO SUCH LIABILITY, AND SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF FEES PAID BY CLIENT TO CXO PARTNERS UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE ESSENTIAL PURPOSE OF THIS SECTION IS TO ALLOCATE THE RISKS UNDER THIS AGREEMENT BETWEEN THE PARTIES AND LIMIT POTENTIAL LIABILITY GIVEN THE FEES, WHICH WOULD HAVE BEEN SUBSTANTIALLY HIGHER IF CXO PARTNERS WERE TO ASSUME ANY FURTHER LIABILITY OTHER THAN AS SET FORTH HEREIN. CXO PARTNERS HAS RELIED ON THESE LIMITATIONS IN DETERMINING WHETHER TO PROVIDE CLIENT THE CONSULTING SERVICES PROVIDED FOR IN THIS AGREEMENT.

CXO Partners shall not be liable for any deficiency in performance of consulting services resulting from acts or omissions of the Client, including but not limited to, Client’s failure to provide accurate information, timely assistance, relevant resources or necessary personnel requested by CXO Partners to enable the performance of the consulting services. CXO Partners also shall not be liable for any deficiency in performance of consulting services to the extent that it does not directly supervise and/or manage staffing personnel provided to Client by CXO Partners, or Client refuses to engage or allow a CXO Partners Partner to be involved in the oversight and/or performance of the consulting services.

17. Indemnification

Each party shall indemnify and hold the other harmless against any and all third-party claims, costs, expenses, losses, and liabilities claimed by third parties, arising out of misrepresentations, acts, or omissions of the indemnifying party, and Client shall indemnify and hold CXO Partners harmless against any and all third party claims, costs, expenses, losses, and liabilities claimed by third parties, arising out of the providing of the products or services referenced in this Agreement, except for instances of fraud, gross negligence, or willful misconduct.

18. Nondisclosure

By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). For purposes of this Agreement, Confidential Information may include, but is not limited to, information regarding proprietary methods and products, potential product and/or service offerings, source code, designs, documentation, customer names, customer data, business plans, financial data, financial analysis, future plans and pricing, the marketing or promotion of any product, and business policies and practices. The parties agree, both during the term of this Agreement and for a period of two (2) years after terminationfor any reason of this Agreement and of all SOW’s associated with this Agreement, to hold each other’s Confidential Information in strict confidence. The parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the performance of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed in violation of the provisions of this Agreement, except a disclosure pursuant to any valid judicial or government request or order. Confidential Information does not include information that (a) was already part of the public domain at the time of the disclosure, (b) becomes part of the public domain through no fault of a party, (c) was in the party’s possession prior to the effective date of this Agreement. The parties hereby acknowledge (1) the unique nature of the protections and provisions set forth in this provision, (2) that a party will suffer irreparable harm if the other party breaches any of said protections of this provision, and (3) that monetary damages will be inadequate to compensate the party for such breach. Therefore, if a party breaches this provision, then the aggrieved party shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provision.

19. Attorney-Client Privilege; Role in Legal Communications.

The parties acknowledge that, during the engagement, Consultant may participate in communications with the Client’s legal counsel to assist the Client in obtaining or receiving legal advice. When doing so, Consultant acts as the Client’s agent for purposes of facilitating the rendition of legal advice. At the Client’s or counsel’s request, Consultant may help interpret, analyze, or synthesize financial, human resources, operational, or other information needed for legal advice.

The parties intend that communications among Consultant, the Client, and counsel for seeking or providing legal advice be fully protected by the attorney-client privilege and/or work-product doctrine, and that Consultant’s involvement does not waive any privilege. When requested by the Client or its legal counsel, Consultant may provide services at the direction of and under the supervision of the Client’s legal counsel in support of legal advice. In those circumstances, Consultant shall take direction from legal counsel regarding those matters. Consultant shall maintain the confidentiality of all information and communications involving legal counsel and limit disclosure to persons necessary to accomplish the purpose for which legal advice is sought.

20. Arbitration

Except for (a) attempts by CXO Partners to collect amounts owed under this Agreement, or (b) attempts by either party to enforce the provisions of Section 18, both of which may be pursued, among other ways, through the federal and state judicial systems, any controversy, dispute, or claim of whatever nature arising out of, in connection with, or in relation to the interpretation, performance, or breach of this agreement, including any claim based on contract, tort, or statute, shall be resolved, at the request of any party to this agreement, by final and binding arbitration administered by and in accordance with the then existing rules and procedures of the American Arbitration Association, as the exclusive method of dispute resolution. The arbitration shall take place in Fulton County, Georgia. Judgment upon any reward rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.

21. Notice

Any notice required or permitted to be given by one party to the other shall be deemed to be given when notice is mailed via certified mail with the United States Postal Service with sufficient postage prepaid, or by recognized courier service with verification of delivery, addressed to respective party to whom notice is intended at the address specified above in this Agreement.

22. Governing Law

This Agreement shall be governed by the laws of the State of Georgia without regard to its choice of laws rules. Any dispute arising out of or relating to this Agreement shall be determined by a federal or state court in the State of Georgia. The parties hereby submit to the jurisdiction of such courts.

23. Severability

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalid, illegal, or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal, or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal, and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

24. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together constitute a singled integrated document. Facsimile transmissions of the signature page shall be binding upon the parties.

25. Entire Agreement

This Agreement constitutes the complete agreement between the parties and supersedes all previous agreements or representations, written or oral, with respect to the services and terms described herein. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.

CXO Partners

Atlanta Tech Village, 3423 Piedmont Rd, NE Atlanta, GA 30305

Agreement and Signature

Client: Brightline

Primary Contact: Tyler Gates

Billing Contact: Tyler Gates

Billing Contact Email:

PROPOSAL AND TERMS ACCEPTED BY CLIENT

Signature	/s/ Tyler Gates	Tyler Gates / CEO

Date	10-09-2026	Print Name / Title

PROPOSAL TERMS ACCEPTED BY CXO PARTNERS

Signature	/s/ William J. Keneally	Bill Keneally / Partner

Date	10-09-2026	Print Name / Title